Exhibit 10.16

Explanatory Note: The paragraphs in the document that was originally filed as Exhibit 10.1 to the Current Report on Form 8-K in October 23, 2009 was inadvertently misnumbered. This document is being filed to correct the paragraph numbers only. The contents of the Plan have not changed.

FLIR SYSTEMS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE JANUARY 1, 2001

AS AMENDED AND RESTATED EFFECTIVE October 22, 2009

This FLIR Systems, Inc. Supplemental Executive Retirement Plan (the “Plan”) was originally adopted effective January 1, 2001. The Plan is intended to promote the best interests of the Company by enabling the Company to retain in its employ those key employees who have materially contributed to the success of the business through their outstanding efforts. Throughout the Plan, the term “Company” shall mean FLIR Systems, Inc., but shall also include wherever applicable (with such applicability determined solely in the discretion of the Committee) any entity that is directly or indirectly controlled by the Company. The Plan was amended and restated effective January 1, 2005 for the purpose of complying with Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and is further amended and restated effective October 22, 2009 to cause the benefits previously grandfathered under Section 409A of the Code instead to comply with Section 409A of the Code, and to clarify the Plan in certain respects.

ARTICLE I

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise. The following definitions shall govern the Plan:

1.1 “Account” means the account established under the Plan for each Employee to which the benefit amounts and Account Earnings under Article III shall be separately credited.

1.2 “Account Earnings” means the earnings which shall be credited to Employee Accounts pursuant to Article III.

1.3 “Board of Directors” or “Board” means the Board of Directors of FLIR Systems, Inc.

1.4 “Cause” means an Employee’s:

(a) Willful engagement in any misconduct in the performance of his duties that materially harms the Company, monetarily or otherwise;

(b) Performance of any act which, if known to the Company’s customers, clients or shareholders, would materially and adversely affect the Company’s business; or

(c) Willful and substantial nonperformance of assigned duties (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) which has continued after the Board has given written notice of such nonperformance to the Employee, which notice specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties and which indicates the Board’s intention to terminate the Employee’s employment because of such nonperformance. For purposes of (a) and (c) above, no act or omission on the Employee’s part shall be deemed “willful” if committed or omitted in good faith and with a reasonable belief that his action was in the best interest of the Company.

1.5 “Change of Control” means a merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation; provided that any such transaction shall constitute a Change of Control only if it qualifies as a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as such terms are defined in Treasury Regulation §1.409A-3(i)(5)(v), (vi), and (vii), respectively.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Committee” means the Compensation Committee of the Board of Directors of the Company.

1.8 “Compensation” means the salary, bonus (including the value on the date of grant of any Company stock received in lieu of bonus) and commissions paid to an Employee during the Plan Year and considered to be “wages” for purposes of federal income tax withholding, before reduction for salary reduction contributions under Section 401(k) of the Code, or amounts deferred under any other deferral arrangements. Compensation does not include expense reimbursements, severance pay, any partial year prorated bonus payment, any form of noncash compensation or benefits, group life insurance premiums, income from the vesting or exercise of equity awards or other receipt of company stock (other than stock received in lieu of bonus), payments triggered by a change of control under employment agreements or other agreements between an Employee and the Company, or any other payments or benefits other than normal salary, bonus, or commissions.

1.9 “Disability” means the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the employees of the Company.

1.10 “Early Retirement” means termination of employment with the Company at or after age 55 with at least five full years of prior service with the Company.

1.11 “Earnings Rate” means the interest rate to be applied to Employee Accounts. The Earnings Rate shall be used to determine Account Earnings which will be compounded quarterly. The Earnings Rate shall equal the prime lending rate plus 200 basis points and shall be established at the end of each quarter for the following quarter. The Earnings Rate shall be communicated to Employees after it is established each quarter. After a Change of Control, the Earnings Rate may not be reduced below the Earnings Rate in effect on the date of the Change of Control.

1.12 “Effective Date” means January 1, 2001.

1.13 “Employee” means a highly compensated or key management employee who has been nominated by the CEO and approved by the Committee as eligible to participate in this Plan.

1.14 “Minimum Benefit” means an Employee’s Minimum Benefit, determined under Section 4.2 of the Plan.

1.15 “Normal Retirement” means termination of employment with the Company at or after age 60.

1.16 “Plan” shall mean this FLIR Systems, Inc. Supplemental Executive Retirement Plan, as it may be amended from time to time.

1.17 “Plan Year” means the 12-month period commencing on January 1 and ending on December 31.

1.18 “Specified Employee” means each Employee who participates in the Plan and is a “specified employee,” within the meaning of regulations under Section 409A of the Code.

ARTICLE II

ELIGIBILITY

2.1 Eligible Persons. Eligibility for participation in the Plan shall be limited to the Chief Executive Officer of the Company (the “CEO”) and employees of the Company on its U.S. payroll who report directly to the CEO and who are nominated as eligible to participate by the CEO and approved by the Committee in its sole discretion. Individuals who are eligible shall be notified by the Company in writing as to their eligibility to participate in the Plan.

2.2 Commencement of Participation. The initial group of eligible Employees began participating in the Plan on Effective Date. Employees who became or become eligible after the Effective Date have begun, or shall begin, participation in the Plan on the date chosen by the Committee.

2.3 Termination of Participation. Active participation in the Plan shall end when an Employee’s employment terminates for any reason. Upon termination of employment, an Employee shall remain an inactive participant in the Plan until all of the benefits to which he or she is entitled hereunder have been paid in full.

ARTICLE III

PLAN ACCOUNTS

3.1 Retirement Account

(a) A separate Account shall be established for each eligible Employee. All Accounts will be maintained on the books of the Company and the Company is under no obligation to segregate any assets to provide for the Accounts established under the Plan.

(b) After the Effective Date, on the last day of each Plan Year, Accounts of active Employees shall be credited with an amount equal to 10% of the Employee’s Compensation paid to the Employee during the Plan Year.

(c) At the end of each calendar quarter, Employee Accounts will be credited with Account Earnings which shall be compounded quarterly. Account Earnings shall continue to be credited to the Account as long as an Employee has a positive Account balance.

(d) Each Employee’s Account as of the end of each quarter shall consist of the amounts credited under Section 3.1(b) plus Account Earnings under Section 3.1(c).

3.2 Account Vesting.

(a) Accounts of Employees who are younger than 50 years old upon initially becoming a Plan participant shall vest at the rate of ten percent (10%) for each full year of participation in the Plan. Vesting increases shall occur on the first day of the Plan Year following the year in which the vesting increase is earned.

(b) Accounts of Employees who are age 50 or older upon initially becoming a Plan participant shall vest ratably over the number of years between the Employee’s age at the end of the first Plan Year of participation and age 60. (Example: An Employee is age 56 on the last day of the first Plan Year of participation. Such Employee will vest in the Plan benefit over 4 years, with 1/4 of such vesting occurring upon completion of each year of participation in the Plan). Such ratable vesting shall take into account any additional service credits received under Sections 3.2(c) or (d) below. (Example: The same Employee receives 5 years of prior service credits under Section 3.2(c) which results in an initial vesting percentage of 25%. Such Employee will achieve the remaining 75% vesting in equal increments over the following four years of participation in the Plan). Vesting increases shall occur on the first day of the Plan Year following the year in which the vesting increase is earned.

(c) Employees with prior years of service with the Company shall receive vesting credits of 5% for each full year of prior service with the Company, to a maximum additional vesting of twenty-five percent (25%).

(d) In its sole discretion, the Committee may grant an Employee additional vesting credits for service at a company acquired by the Company. Such prior service credits shall be granted upon entry into the Plan and shall be communicated to the Employee at that time. Additional vesting credits under this section and Section 3.2(c) shall not exceed twenty-five percent (25%) in total.

(e) If an Employee terminates employment for any reason prior to Normal Retirement, death, or Disability, the Employee will forfeit the non-vested portion of his Account. Amounts forfeited under the Plan shall not be credited to Accounts of other Employees, but shall reduce the liability of the Company under the Plan.

(f) In the event an Employee terminates employment with the Company at Normal Retirement or on account of death or Disability, the Employee shall be fully vested in his or her Account and no part of such Account may be thereafter forfeited under Section 3.2(e).

(g) In the event of a Change of Control, all Employees shall be fully vested in their Accounts, and no amounts shall thereafter be forfeited under Section 3.2(e).

3.3 No Withdrawal. Amounts credited to an Employee’s Account may not be withdrawn or borrowed by the Employee and shall be paid to the Employee only in accordance with the provisions of this Plan.

ARTICLE IV

DISTRIBUTION OF PLAN BENEFITS

4.1 Retirement Benefit. An Employee who terminates employment with the Company as a result of Early Retirement, Normal Retirement or within two years after a Change of Control, shall be entitled to receive payment of his or her vested Account balance, payable in a lump sum payment within 60 days after the date of the Employee’s termination (subject to the application of Section 4.7 with respect to Specified Employees). Valuation of the Account shall occur on the last day of the month prior to the month in which the payment will occur.

4.2 Minimum Retirement Benefit.

(a) Employees who terminate employment with the Company as a result of Early Retirement, Normal Retirement, death, or Disability shall be entitled to receive a minimum retirement benefit equal to the greater of the amount determined under Section 4.1 or under Section 4.2(b). Such benefit shall be in lieu of the benefit determined under Section 4.1.

(b) The minimum retirement benefit under the Plan shall be equal to one hundred eighteen percent (118%) of the lump sum present value of a hypothetical stream of installments payable annually for 20 years and commencing 60 days after the date of the Employee’s retirement, death or termination due to Disability, with each such installment payment equal to twenty-five percent (25%) of the greater of:

(i) the Employee’s Compensation received during the final 12 full months of employment (but taking into account only the most recent annual bonus payment if the Employee received more than one annual bonus payment during such 12-month period),

(ii) the average of the Employee’s two highest full calendar years of Compensation while an employee, or

(iii) the Employee’s highest Compensation received in any one of the five full calendar years preceding Normal Retirement.

(c) All determinations of present value hereunder shall be determined solely by an actuary appointed by the Committee, based on the average of the interest rates that the actuary determines were used for purposes of calculating the premiums on three quotes, solicited by the Company and received within 60 days prior to the date of payment, for an annuity contract providing for the payment of the minimum retirement benefit in the form of a hypothetical stream of installments payable annually for 20 years and commencing 60 days after the date of the Employee’s retirement, death or termination due to Disability. All such determinations shall be binding on the Company, each Employee or beneficiary, and all other persons.

(d) For Employees who terminate as a result of Early Retirement, the amount of the hypothetical installment payments determined under Section 4.2(b) shall be reduced by six percent (6%) for each full or partial year prior to age 60 in which the termination occurs. If an Employee who is eligible for Early Retirement terminates within two (2) years after a Change of Control, the six percent (6%) benefit reduction shall not be applied and the benefit determined under this Section 4.2(d) shall be increased by 5% for each year, or partial year, by which the Employee’s age at termination is less than age 60.

4.3 Pre-retirement Termination.

(a) Death. If an Employee dies while employed by the Company or before distributions have commenced, the Employee’s benefit shall be payable to the beneficiary or beneficiaries selected by the Employee. The benefit shall be paid in a lump sum cash amount to the Employee’s beneficiary within 60 days after the Employee’s death. In the event the Employee has not designated a beneficiary at the date of Employee’s death, the benefit will be payable to the Employee’s estate.

(b) Disability. In the event the Employee terminates employment as a result of a Disability such Employee shall be entitled to receive payment of his Account balance in a lump sum cash amount within 60 days after the date of the Employee’s termination (subject to the application of Section 4.7 with respect to Specified Employees).

(c) Termination for Cause. In the event the Employee’s employment terminates for Cause, the Employee’s benefit shall be equal to his vested Account balance on the date of termination. Such Employee shall not be entitled to the minimum benefit provided under Section 4.2. The Employee’s Account balance shall be paid in a lump sum within 60 days after termination (subject to Section 4.7 with respect to Specified Employees). During the two-year period following a Change of Control, this provision shall not apply and the Employee’s benefit instead shall be payable pursuant to Section 4.1 of the Plan.

(d) Other Termination. In the event the Employee’s employment terminates for reasons other than Early Retirement, Normal Retirement, Death, or Disability, the Employee’s benefit shall be equal to his vested Account balance. Such Employee shall not be entitled to the minimum benefit provided under Section 4.2. The benefit hereunder shall be paid in a lump sum within 60 days after termination (subject to Section 4.7 with respect to Specified Employees). Valuation of the Account shall occur on the last day of the month prior to the month in which the payment will occur. During the two-year period following a Change of Control, this provision shall not apply and the Employee’s benefit instead shall be payable pursuant to Section 4.1 of the Plan.

4.4 Payment of Benefit Upon Change of Control. Within 30 days after a Change of Control, the Company shall provide for the accrued benefits under the Plan to be paid to each Employee in a lump sum cash amount. In the event that an Employee accrues additional benefits under the Plan after the benefit is paid hereunder, such additional benefits shall be paid within 60 days after the date of the Employee’s termination of employment.

4.5 Tax Withholding. All payments under this Plan shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto.

4.6 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the benefit, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company and Committee with respect to such benefits.

4.7 Payments to Specified Employees. In the case of a Specified Employee who is entitled to receive payment under the Plan as a result of termination from the Company for any reason other than Death, such payment shall be paid within 10 days after the first day of the seventh month following the Specified Employee’s termination date.

ARTICLE V

ADMINISTRATION

5.1 Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan.

5.2 Delegation of Administration. The Committee may from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

5.3 Administration Procedures. The Committee may from time to time establish rules and regulations for the administration of the Plan and adopt standard forms for such matters as beneficiary designations, elections and applications for benefits, provided such rules and forms are consistent with the provisions of the Plan.

5.4 Binding Effect of Committee Decisions. All determinations of the Committee shall be binding on all parties. In construing or applying the provisions of the Plan, the Company shall have the right to rely upon a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, whether or not any question or dispute has arisen as to any distribution from the Plan.

5.5 Books and Records. The Committee shall be responsible for maintaining the books and records for the Plan. Each Employee or his or her beneficiary shall be notified quarterly of the amount in his or her Account.

5.6 Indemnification. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VI

CLAIMS PROCEDURE

6.1 Claims Procedure. If a claim for benefits under the Plan is denied in whole or in part, the claimant will be notified by the Committee within 60 days of the date the claim is delivered to the Committee. A claim that is not acted upon within 60 days may be deemed by the claimant to have been denied. The notification will be written in understandable language and will state:

(a) specific reasons for denial of the claim,

(b) specific references to Plan provisions on which the denial is based,

(c) a description (if appropriate) of any additional material or information necessary for the claimant to perfect the claim and why such material or information is necessary, and

(d) an explanation of the Plan’s review procedure.

6.2 Time Limit for Claim Submission. No claim shall be valid unless it is submitted within 60 days following the receipt of the disputed Plan benefit or the denial of a Plan benefit.

6.3 Review of Claims Denials. Within 60 days after a claim has been denied, or deemed denied, the claimant or his or her authorized representative may make a request for a review by submitting to the Committee a written statement requesting a review of the denial of the claim, setting forth all of the grounds upon which the request for review is based and any facts in support thereof, and setting forth any issues or comments which the claimant deems relevant to the claim. The claimant may review pertinent documents relating to the denial. The Committee shall make a decision of review within 60 days after the receipt of the claimant’s request for review or receipt of all additional materials reasonably requested by the Committee from the claimant, unless an extension of time for processing a review is required, in which case the claimant will be notified and a decision will be made within 120 days of receipt of the request for review. The decision will be in writing, and in understandable language. It will give specific references to the Plan provisions on which the decision is based. The decision of the Committee on review shall be final and conclusive upon all persons if supported by substantial evidence.

ARTICLE VII

MISCELLANEOUS

7.1 Nontransferability. The right of an Employee or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

7.2 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. No Employee or any other person shall have any interest in any fund or in any specific asset or assets of the Company by reason of this Plan, or for any other reason, or have any right to receive any distributions under the Plan except as and to the extent expressly provided under the Plan. Employees are general creditors of the Company with regard to the amounts owed pursuant to the Plan.

7.3 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Employee and his heirs, executors, administrators and legal representatives.

7.4 No Rights as Employee. Nothing contained herein shall be construed as conferring upon any Employee the right to continue in the employ of the Company as an employee.

7.5 Reimbursement of Costs. If the Company, Employee or a successor in interest to either of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses. Any reimbursement payable by the Company to an Employee pursuant to this Section 7.5 shall be conditioned on the submission by the Employee of all expense reports reasonably required by the Company, and shall be paid to the Employee within 30 days following the receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. The right to any reimbursement pursuant to this Section 7.5 shall not be subject to liquidation or exchange for any other benefit.

7.6 Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Oregon.

7.7 Entire Agreement. This Plan and any applicable enrollment forms constitute the entire understanding and agreement with respect to the Plan, and there are no agreements, understandings, restrictions, representations or warranties among Employee and the Company other than those as set forth or provided for therein.

7.8 Trusts. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of Plan benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

7.9 Termination or Amendment of Plan.

(a) Prior to a Change of Control, this Plan may be amended by the Company at any time in its sole discretion by resolution by its Board; provided however that no amendment may reduce the amount credited to an Employee’s Account on the date of such amendment or accelerate or delay the time at which benefits shall be paid to an Employee or beneficiary pursuant to the Plan, except as permitted under Section 409A.

(b) Prior to a Change of Control, the Company reserves the right to terminate the Plan in its entirety at any time. If the Plan is terminated, the Committee may accelerate the payment of benefits to the Employee only to the extent permitted under Proposed Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B), or (C). If the Plan is terminated under this Section 7.9(b) all benefits shall be valued as of the date of termination and paid at the earliest time allowed under such regulations.

(c) After a Change of Control the Plan may not be amended or terminated without the prior written consent of a majority of Plan participants.

7.10 Section 409A The Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject any Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company may amend the terms of the Plan to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Plan are payable by reference to Employee’s “termination of employment,” such term shall be deemed to refer to the Employee’s “separation from service,” within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer on this 21st day of October, 2009.

FLIR SYSTEMS, INC.

By:	/s/ Anthony L. Trunzo
Anthony L. Trunzo
Senior Vice President, Corporate Strategy and Development